Exhibit 5.1

Bennett Jones LLP 3400 One First Canadian Place, P.O. Box 130 Toronto, Ontario, MSX 1A4 Canada T:416.863.1200 F:416.863.1716

November 28, 2025

POET Technologies Inc.

120 Eglinton Avenue East, Suite 1107

Toronto, ON M4P 1E2

Re:	POET Technologies Inc. – Filing of F-3 Registration Statement

We have acted as Ontario counsel to POET Technologies Inc. (the “Corporation”) in connection with the registration of the issuance and resale of an aggregate of up to 29,608,160 common shares of the Corporation (collectively, the “Warrant Shares”) issuable upon the exercise of certain common share purchase warrants of the Corporation (collectively, the “Warrants”) issued to certain selling shareholders in various offerings completed by the Corporation in 2024 and 2025 (collectively, the “Offerings”), as follows:

(a)	2,590,187 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on January 24, 2024 (the “January 2024 Warrants”), each of which is exercisable at a price of C$1.52 per Warrant Share until January 24, 2029;

(b)	2,048,275 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on May 10, 2024 (the “May 2024 Warrants”), each of which is exercisable at a price of C$4.26 per Warrant Share until May 10, 2029;

(c)	3,333,334 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on July 19, 2024 (the “July 2024 Warrants”), each of which is exercisable at a price of C$5.45 per Warrant Share until July 19, 2029;

(d)	2,000,000 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on September 25, 2024 (the “September 2024 Warrants”), each of which is exercisable at a price of C$6.78 per Warrant Share until September 25, 2029;

(e)	6,000,000 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on May 22, 2025 (the “May 2025 Warrants”), each of which is exercisable at a price of C$8.32per Warrant Share until May 22, 2030; and

(f)	13,636,364 Warrant Shares are issuable pursuant to the exercise of Warrants issued by the Corporation on October 7, 2025 (the “October 2025 Warrants”), each of which is exercisable at a price of C$9.78 per Warrant Share until October 7, 2030.

In connection with rendering this opinion, we have, among other things, examined:

(a)	the forms of subscription agreements entered into between the Corporation and each purchaser of January 2024 Warrants and May 2024 Warrants (collectively, the “Subscription Agreements”);

(b)	the forms of securities purchase agreements entered into between the Corporation and each purchaser of July 2024 Warrants, September 2024 Warrants, May 2025 Warrants and October 2025 Warrants (collectively, the “Securities Purchase Agreements”);

(c)	the forms of definitive warrant certificates issued to the purchasers of Warrants (collectively the “Warrant Certificates”);

The Warrant Shares are being registered pursuant to an automatic shelf registration statement on Form F-3 filed on November 28, 2025 (the “Registration Statement”), with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

In connection with rendering this opinion, we have:

(a)	examined, among other things, (i) a certified copy dated November 28, 2025 of the articles and by-laws of the Corporation, (ii) a certified copy dated November 28, 2025 of the resolutions of the directors of the Corporation relating to, among other things, the creation and issuance of the Warrants and the issuance of the Warrant Shares upon the exercise of the Warrants, (iii) the forms of Subscription Agreements and Securities Purchase Agreements entered into by each purchaser of Warrants, and (iv) the forms of Warrant Certificates issued to the purchasers of Warrants; and

(b)	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

The opinion expressed herein is subject to the following exceptions, qualifications and assumptions:

(a)	we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the identity, authority and legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the completeness and conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including electronic copies and facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation, not being aware of any reason why the addressees of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion;

(b)	we have assumed that: (i) the Warrants were created and issued pursuant to the terms and conditions of the Securities Purchase Agreements and Subscription Agreements; and (ii) the Warrant Shares issuable upon the exercise of the Warrants will be issued pursuant to the terms and conditions of the Warrant Certificates; and

(c)	whenever our opinion refers to the common shares of the Corporation, whether issued or to be issued, as “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as a holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise, and no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the Province of Ontario, and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that (i) the Warrants issued in connection with the Offerings have been validly authorized, created and issued, and (ii) upon exercise of the Warrants in accordance with the terms of the Warrant Certificates, which exercise will include the payment or delivery of the required exercise price thereunder and the receipt by the Corporation of the same, the Warrant Shares, if any, will be validly authorized and issued, as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to, and to the use of our name in, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP